EXHIBIT 24.3

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles B. Lebovitz and Stephen D. Lebovitz and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 on behalf of CBL & Associates Limited Partnership (the “Registrant”), and to file the same, with all exhibits thereto, and other documents in connection therewith on behalf of the Registrant, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has executed this Power-of-Attorney on the date set opposite his/her respective name.

Signature	Title	Date

/s/ Charles B. Lebovitz	Chairman of the Board of Directors	September 16, 2013
Charles B. Lebovitz

/s/ Stephen D. Lebovitz	Director, President and Chief Executive Officer (Principal Executive Officer)	September 16, 2013
Stephen D. Lebovitz

/s/ Farzana K. Mitchell	Executive Vice President - Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	September 16, 2013
Farzana K. Mitchell